Exhibit 99.1

GENERATION HEMP ANNOUNCES OFFICIAL LAUNCH OF

ROWDY ROOSTER HEMP ANIMAL BEDDING PRODUCT LINE

DALLAS, TX – September 23, 2021, Generation Hemp, Inc. (the “Company”), a Dallas/Fort Worth based midstream hemp company (OTCQB: GENH), and its wholly-owned subsidiary, GENH Halcyon Acquisition, LLC (collectively the “Company”), today announced the official launch of its Rowdy Rooster Hemp animal bedding consumer goods product line. The animal bedding line is made from the hemp hurd byproduct that is produced by the Company’s hemp processing operations. In efforts to create a green and sustainable operation, while also utilizing this byproduct to create an additional revenue stream, animal bedding was the best hurd product choice as one of the earliest adopted consumer markets for hemp hurd materials.

Hemp hurd animal bedding is also one of the healthiest animal bedding materials, as reported in university studies, given its characteristics and the elements that are important to effective, healthy animal bedding. Hemp animal bedding is also a favorite among consumers, as is conveyed in numerous testimonials that can be found throughout different forums and retail reviews on the internet.

Until the last couple of years, hemp hurd and fiber products have been imported to the United States, and have not been as accessible as other materials, which has limited their market exposure. As a part of its plan to help the community experience and adopt hemp animal bedding and to continue R&D efforts, the company has identified a local 501 c 3 Non-Profit Kentucky animal rescue farm, Karumel Farm Animal Rescue (karumelfarmanimalrescue.org) and plans to provide its Rowdy Rooster Hemp animal bedding to this farm.

Hemp animal bedding sells for approximately $2.00 per pound on average, but as high as $10.00 per pound. The Company will initially roll out its Rowdy Rooster Hemp animal bedding on its website, selling for a discount at approximately $1.50 per pound but sold in volume units, as is the standard for animal bedding. There will initially be two size bags at 24L (5 lbs.) and 141L (24 lbs.), for $35.99 and $7.49 respectively. Consumer feedback testimony and reviews assert that hemp animal bedding can last over twice as long as other traditional bedding materials. Once the Company fine tunes this first selling channel through its website, it will continue to roll out on additional ecommerce channels and begin to pursue brick and mortar channels as distributors on a larger scale.

The Company is enthusiastic about the launch of its animal bedding line, as this consumer product kicks off its plan to utilize its hemp hurd byproduct for other industrial product applications, both business to consumer and business to business.

In the Fall of 2019, while touring various hemp fiber operations, management became aware of the unmet needs of the hemp animal bedding business here in the U.S. Historically, the demand for this product has been met from foreign supplies or poorly managed start-ups that did not have sufficient biomass supply to meet the market demands. The Company’s Senior Vice President of Corporate Development, Melissa Pagen commented, “In a blossoming industry, with hemp’s countless industrial applications, we are thrilled to have positioned ourselves two years later to be able to bring this hemp hurd supply to a market where there is currently an unmet need.”

Rowdy Rooster Hemp animal bedding can now be purchased at rowdyroosterhemp.com.

About Generation Hemp, Inc

Generation Hemp, Inc. is a Dallas/Fort Worth based hemp company that operates in the midstream sector. With operations in Hopkinsville, Kentucky and Denver, Colorado, the company uses its proprietary technology to dry, clean, process and store hemp. In addition, Generation Hemp also owns and leases real estate to companies needing seed storage facilities located within the greater Denver area.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “believes”, “expects”, “anticipates”, “intends”, “plans”, “estimates,” “projects”, “forecasts”, “proposes”, “should”, “likely” or similar expressions, indicates a forward-looking statement. These statements and all the projections in this press release are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. The identification in this press release of factors that may affect the company’s future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive.

Contact:

Melissa M. Pagen

Generation Hemp, Inc.

Phone: (310) 628-2062

Email: mpagen@genhempinc.com